Exhibit 10.45

Kenneth W. Lowe Chairman, Chief Executive Officer and President	9721 Sherrill Boulevard Knoxville, TN 37932 865-560-4328 Ken.Lowe@scrippsnetworks.com

January 1, 2017

Cynthia L. Gibson

9721 Sherrill Boulevard
Knoxville, Tennessee 37932

Re:Employment Agreement

Dear Cynthia:

Scripps Networks Interactive, Inc., either directly or through one of its subsidiaries (the “Company”), agrees to employ you and you agree to accept such employment upon the following terms and conditions:

1.Term.  Subject to the provisions for earlier termination provided in paragraph 8 below, the term of your employment hereunder shall become effective as of January 1, 2017 and continue until December 31, 2019. Such period shall be referred to as the “Term,” subject to an earlier termination of your employment pursuant to this Agreement. The Company shall provide you with at least ninety (90) days’ notice prior to the expiration of the Term if the Company does not intend to continue to employ you beyond the expiration of the Term. If the Company does not provide you with such notice and the Company and you do not agree in writing to renew or extend this Agreement or enter into a new employment agreement upon the expiration of the Term, the parties agree that, notwithstanding the expiration of this Agreement, you shall continue to be employed by the Company under this Agreement on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time, with or without Cause or Good Reason or advance notice, subject to the other terms hereof.

2.Duties.  You will be the Executive Vice President, Chief Legal and Business Affairs Officer, reporting to the Chief Executive Officer of the Company (“Reporting Senior”). You agree as a member of management to devote substantially all your business time, and apply your best reasonable efforts, to promote the business and affairs of the Company during your employment. You will perform such duties and responsibilities commensurate with your position and title during the Term, and as may be reasonably assigned to you from time to time by your Reporting Senior. While employed by the Company, you shall not, without the prior written consent of the Company, render services of a business, professional or commercial nature either directly or indirectly for any other person or firm, whether for compensation or otherwise, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof; provided, however,

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January 1, 2017

that so long as it does not materially interfere with the performance of your duties hereunder, you may serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious, civic, professional or trade organizations. Your principal place of employment shall be in Knoxville, Tennessee.

3.Compensation.

(a)Annual Salary.  For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you a base salary of $800,000 per year (“Annual Salary”), less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time during the Term. Your Annual Salary may be increased by the Company in conjunction with your annual performance review conducted pursuant to the guidelines and procedures of the Company applicable to similarly situated executives, but in no event shall your Annual Salary decrease from one calendar year to the next.

(b)Annual Incentive.  During your employment hereunder, you shall be eligible to participate in the Company’s applicable Annual Incentive Plan, as amended, or any successor to such plan (the “Annual Incentive Plan”) with a target annual incentive opportunity of 85% of your Annual Salary as established under paragraph 3(a) (“Annual Incentive”). The Annual Incentive amount actually paid shall be based on your attainment, within the range of the minimum and maximum performance objectives, of strategic and financial goals established for you by the Company. The Company shall pay to you any Annual Incentive under this paragraph 3(b) in accordance with the terms and subject to the conditions of the Annual Incentive Plan.

4.Benefits.  During your employment hereunder, you shall be eligible to participate in all equity incentive plans of the Company applicable to similarly situated executives of the Company in accordance with the terms of each plan.  During your employment hereunder, you shall also be entitled to participate in any employee retirement, health or welfare benefit plan or program available to similarly situated executives of the Company, or to the Company’s employees generally, as such plans and programs may be in effect from time to time, including, without limitation, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, vision, life insurance, short-term and long-term disability insurance plans, accidental death and dismemberment protection, travel accident protection, and all other plans that the Company may have or establish from time to time and in which you would be entitled to participate under the terms of the applicable plan for similarly situated executives. This provision is not intended to reduce, nor shall it have the effect of reducing, any benefit to which you were entitled as of the effective date of this Agreement. However, this provision shall not be construed to require the Company to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement. You shall be entitled to be reimbursed by the Company for tax and financial planning up to a maximum net amount of

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January 1, 2017

$10,000 per year, and for the annual membership fees and other dues associated with one luncheon club.  In addition, the Company shall pay the cost of an annual “senior executive” physical examination.

5.Business Expenses.  During your employment hereunder, upon delivery of proper documentation in accordance with the Company’s expense reimbursement policy, the Company shall reimburse you for reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to similarly situated executives of the Company.

6.Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company and for which you may qualify that are provided to any other similarly situated executives. Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.Non-Competition, Confidential Information, Etc.

(a)Non-Competition.  You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company, you will not engage in any other business activity that would otherwise conflict with your duties and obligations (including your commitment of substantially all business time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of the Company, or for any customer of the Company, without the prior written consent of the Company; provided, however, that this provision shall not prevent you from investing as a less-than-one-percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Term as well as twelve (12) months after your employment with the Company terminates for any reason, or on such earlier date as you may make the election under paragraph 7(i) (which relates to your ability to terminate your obligations under this paragraph 7(a) in exchange for waiving your right to the severance benefits set forth in paragraphs 8(e)(ii) through (vii)).

(b)Confidential Information.  Except as provided in paragraph 7(e)(v), you agree that, during the Term or at any time thereafter: (i) you shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any Confidential Information; and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise. “Confidential Information” means information about the Company and its

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January 1, 2017

businesses that is not generally known outside of the Company, which you learn in connection with your employment with the Company.  Confidential Information may include, without limitation:  (i) the Company’s business strategies, plans, policies and processes; (ii) the Company’s finances, budgets, financial policies and financial projections, including but not limited to annual sales forecasts and targets and any computation(s) of the market share; (iii) customized software, marketing tools and/or supplies that you are provided access to by the Company and/or created; (iv) the identity and personally identifiable information (e.g., names, addresses, bank/credit card account numbers, credit histories/reports, social security numbers and telephone numbers) of the Company’s distribution and production partners, on-air and digital talent, customers, vendors and/or any other business contacts, and prospects for any of the foregoing (collectively, “Business Contacts”); (v) any list(s) of the Company’s Business Contacts; (vi) the terms and conditions and/or the proposed terms and conditions of the Company’s contracts with its Business Contacts or any other party and any and all information about the Company’s negotiations with its Business Contacts or any other party, including without limitation executed or partially executed contracts, draft contracts, memoranda of understanding, letters of intent or other expressions of mutual assent, whether written or oral, as well as term sheets; (vii) the names and addresses of the Company’s employees; (viii) the techniques, methods, processes and strategies by which the Company develops, markets, distributes and/or sells any of its services or products, including without limitation the Company’s programming, scheduling and marketing strategies and plans and information about the content of the Company’s programming; (ix) the Company’s intellectual property rights, including but not limited to all business methods, trade secrets, inventions, ideas in development and non-published creative works and the Company’s license agreements for use of third-party intellectual property; and (x) any and all legal advice, opinions, work product, communications and strategies.  Information shall not be deemed Confidential Information that: (y) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (z) is or becomes available to you on a non-confidential basis from a source who is entitled to disclose it to you.  Further, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b),

(i)

you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law;

(ii)

you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(iii)

if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, provided that you file any document containing

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January 1, 2017

the trade secret under seal and do not disclose the trade secret other than pursuant to court order.

(c)No Solicitation or Interference.  You agree that, during the Non-Compete Period, no matter how the Term ends, you shall not, directly or indirectly: (i) employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee, independent contractor or consultant of the Company; or (ii) interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of the Company with any of its Business Contacts.

(d)Ownership of Works.  The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services to the Company during your employment with the Company and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds that do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign to the Company any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines in its sole discretion without any further payment to you. To the extent permitted by applicable law, this assignment of rights includes an assignment of any and all rights of paternity and integrity, including any rights that may be known as “moral rights,” “artist’s rights” or “droit moral.”  You shall, as may be requested by the Company from time to time, do any and all things that the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate your Reporting Senior or his/her designee as your attorney-in-fact with the power to execute such documents on your behalf.  To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 7(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company of any ownership rights to which the Company may be entitled by operation of law by virtue of being your employer.

(e)Litigation.

Cynthia L. Gibson

January 1, 2017

(i)

You acknowledge and agree that in accordance with the Company’s Code of Ethics, during your employment with the Company, you will disclose to the Company in writing any concern you may have regarding any conduct involving the Company that you have any reason to believe may be unlawful, unethical or otherwise inappropriate, including without limitation conduct in violation of the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act or the False Claims Act.  For the avoidance of doubt, your disclosures as required by this paragraph shall not limit your ability to communicate with any Government Agency as outlined in paragraph 7(e)(v) below.

(ii)

You further agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, and except as may be required by law or legal process or in those situations identified in paragraph 7(e)(v) below: (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company’s Chief Ethics and Compliance Officer; and (y) you shall not provide any information or documents in response to another party’s attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means such as interviews, without giving prior notice to the Company’s Chief Ethics and Compliance Officer.

(iii)

You agree to cooperate with the Company and its attorneys, both during employment and during the five (5)-year period following termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, the Company will: (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

(iv)	Except as required by law or legal process or in those situations identified in paragraph 7(e)(v) below, you agree that you will not testify (x) in any lawsuit or

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January 1, 2017

other proceeding that directly or indirectly involves the Company that was not filed by you, or (y) if your testimony may create the impression that such testimony is endorsed or approved by the Company. If you are contacted by any person or entity and asked to testify in any proceeding, except as otherwise provided in paragraph 7(e)(v) and to the maximum extent permitted by law, you shall promptly notify the Company’s Chief Ethics and Compliance Officer that you have been so contacted, and in no event shall such notice be delivered to the Company’s Chief Ethics and Compliance Officer later than two (2) days after the initial contact.  All attorney-client and other privileges belong to the Company, and you are not permitted to waive any such privileges unless expressly authorized in writing by the Company’s Chief Ethics and Compliance Officer.

(v)

This Agreement does not limit or interfere with your right, without notice to or authorization of the Company, to communicate in good faith with any Government Agency (x) to report a possible violation of law, (y) to participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing documents or other information, or (z) to file a charge or complaint with a Government Agency.  As used in this Agreement, “Government Agency” shall mean the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Financial Industry Regulatory Authority, the U.S. Securities and Exchange Commission, any other self-regulatory organization or any other federal, state or local governmental agency or commission.

(f)Return of Property.  All documents, data, recordings or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company shall remain the exclusive property of the Company. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may directly owe to the Company at the time of or subsequent to the termination of your employment with the Company; and (ii) the reasonable value of the Company property that you retain in your possession after the termination of your employment with the Company. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

(g)Non-Disparagement.  During the Non-Compete Period, except to the extent permitted by paragraph 7(e)(v) you shall not make, nor cause anyone else to make or cause on your behalf, any public disparaging or derogatory statements or comments regarding the Company, or its officers or directors; likewise, the Company’s officers will not make, nor cause anyone else to make, any public disparaging or derogatory statements or comments regarding you.

Cynthia L. Gibson

January 1, 2017

(h)Injunctive Relief.  The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent and experience. You and the Company acknowledge and agree that your violation of one or all of paragraphs 7(a) through (g) of this Agreement will result in irreparable damage to the Company, and accordingly the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.

(i)Survival; Modification of Terms.  The rights and obligations set forth under paragraphs 7(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 7(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or the Company terminates your employment without Cause and you notify the Company in writing, prior to the Company's payment of any severance benefits in accordance with paragraph 8(e)(ii) through (vii), that you have elected to waive your right to receive the severance benefits set forth in paragraphs 8(e)(ii) through (vii). You and the Company agree that the restrictions and remedies contained in paragraphs 7(a) through (h) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.  For the avoidance of doubt, and without limiting the generality of the foregoing, you will be required to waive your rights to receive the severance benefits set forth in paragraphs 8(e)(ii) through (vii) if you wish to be released from paragraph 7(a).

8.Termination.

(a)Termination for Cause.  The Company may, at its option, terminate your employment under this Agreement for Cause and thereafter shall have no obligations under this Agreement, including, without limitation, any obligation to pay Annual Salary, Annual Incentive or provide benefits, excluding any and all earned and/or vested compensation and/or benefits. “Cause” shall mean exclusively: (i) embezzlement, fraud or other conduct that would constitute a felony (other than traffic-related citations); (ii) willful unauthorized disclosure of Confidential Information; (iii) your material breach of this Agreement; (iv) your gross misconduct or gross neglect in the performance of your duties hereunder; (v) your willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (vi) your willful and material violation of the Company’s written conduct policies,

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January 1, 2017

including but not limited to the Company’s Code of Ethics. The Company will give you written notice prior to terminating your employment pursuant to (iii), (iv), (v), or (vi), of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have twenty (20) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv), (v), or (vi) of this paragraph 8(a); provided, however, that if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

(b)Good Reason Termination.  You may terminate your employment under this Agreement for Good Reason at any time by written notice to the Company in accordance with paragraph 13. “Good Reason” shall mean exclusively the following events, should one or more of them occur without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Disability): (i) a material diminution in your Annual Salary or Annual Incentive opportunity; (ii) a material diminution in your authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report; (iv) a requirement that you report to someone else other than your Reporting Senior or any similar position then in effect, which requirement results in a material change in your reporting structure; (v) a material diminution in the budget over which you retain authority (except for good-faith budget adjustments necessitated by the legitimate business needs of the Company); (vi) a material change in geographic location at which you must perform services under this Agreement from the Company's offices at which you were principally employed; or (vii) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement. Notwithstanding the foregoing, no event described above shall constitute Good Reason unless: (1) you give notice of termination for Good Reason to the Company in accordance with paragraph 13 specifying the condition or event relied upon for such termination within ninety (90) calendar days after the initial existence of such event; (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) calendar days after receipt of such notice; and (3) you actually terminate employment within sixty (60) calendar days after delivering such notice.

(c)Termination Without Cause or for Disability.  The Company may terminate your employment under this Agreement without Cause or for “Disability” (defined by reference to the employee long-term disability plan of the Company that covers you) at any time by written notice to you in accordance with paragraph 13 at least thirty (30) days prior to the date of such termination. Termination without Cause shall include, without limitation, the involuntary termination of your employment without Cause upon or after the expiration of the Term as set forth in paragraph 1 above.

Cynthia L. Gibson

January 1, 2017

(d)Termination as a Result of Death.  Your employment with the Company shall terminate in the event of your death.

(e)Termination Payments/Benefits.  Subject to paragraph 7 and paragraph 9, and pursuant to the terms, and subject to the conditions, of the Company’s Executive Severance Plan (including the payment schedule provisions thereof), in the event that your employment terminates under paragraphs 8(b), (c) or (d), you (or your estate or legal representative, if applicable) shall thereafter receive no less than the following benefits (in each case less applicable deductions and withholding taxes), which (for the avoidance of doubt) are the severance benefits stipulated by the Company’s Executive Severance Plan in existence as of the date above:

(i)

Accrued Benefits:  The portion of your Annual Salary earned, but not yet paid, through your Date of Termination; any Annual Incentive earned, but not yet paid, for a completed fiscal year preceding the Date of Termination; and any accrued paid time off through your Date of Termination, to the extent not yet used or paid (collectively, the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after your Date of Termination, or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(ii)

Prorated Annual Incentive.  A prorated Annual Incentive, which shall be in lieu of any annual incentive that you would have otherwise been entitled to receive under the terms of the Annual Incentive Plan covering you for the fiscal year during which your Date of Termination occurs.

(iii)

Severance Payment.  As additional severance (and not in lieu of any incentive compensation for the fiscal year in which your Date of Termination occurs), a severance payment equal to 1.5 times the sum of your Annual Salary and Annual Incentive. The severance shall be paid in a single lump sum within 20 calendar days after the Release Deadline.

(iv)

Health Care Coverage. A lump-sum cash payment equal to 18 times the monthly premiums based on the level of coverage in effect for you (e.g., PPO or low/high HSA, employee only or family coverage) on the Date of Termination.

(v)

Life Insurance.  The Company shall take all steps reasonably necessary to continue the life insurance coverage applicable to you on your Date of Termination (and if the policy cannot be continued in its then-current form, the Company shall exercise any required conversion features to continue the policy), at no cost to you, for 1.5 years following your Date of Termination.  The amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third-party employer.

Cynthia L. Gibson

January 1, 2017

(vi)

Financial Planning.  A net amount of $10,000, which is intended to cover the approximate cost of financial planning services for you for a period of one year after your Date of Termination. This financial planning stipend shall be paid in a single lump sum within 20 calendar days after the Release Deadline.

(vii)

Outplacement.  The Company shall, at its sole expense as incurred, provide you with outplacement services from a recognized outplacement service provider for twelve (12) months, the scope of such services to be determined in the sole discretion of the Company.

(f)Termination of Benefits.  Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(e) with respect to health care benefits, life insurance and financial planning and outplacement services), participation in all Company benefit plans and programs will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs.

(g)Resignation From Official Positions.  If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company and all board seats or other positions in other entities you held on behalf of the Company. If, for any reason, this paragraph 8(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company, any documents or instruments that the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Corporate Secretary to execute any such documents or instruments as your attorney-in-fact.

9.Severance Contingent on Release.  Any severance benefits to be provided under the Company’s Executive Severance Plan, as described in paragraphs 8(e)(ii) through (vii) shall be provided only if you (or in the case of your death or Disability, your legal representative, if applicable) execute and do not later revoke or materially violate a release of claims in the form of that certain Form of Release attached to the Company’s Executive Severance Plan (with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law) (the “Release”).  The Release must be executed by you and become effective and irrevocable in accordance with its terms no later than the deadline specified at the time of the termination of your employment (the “Release Period”).  In the event that the Release Period commences in one calendar year and ends in a second calendar year, the payment of the severance benefits set forth in paragraphs 8(e)(ii) through (vii) shall, to the extent required to comply with Section 409A of the Internal Revenue Code, be paid in the second calendar year, or such later date as may be required by paragraph 20.

10.Change in Control Protections.  You shall be included in and covered by the Company’s 2012 Executive Change in Control Plan (the "CIC Plan"), which is incorporated herein by reference. Your Termination Pay Multiple, as defined in the CIC

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January 1, 2017

Plan, will be at least “2”.  In the event that the CIC Plan is terminated prior to the termination of your employment or during the Term you are excluded therefrom for any reason, the Company agrees to promptly amend this Agreement so that you are similarly covered and eligible for the same benefits and protection thereunder.

11.Company’s Policies.  You agree that, during your employment hereunder, you will comply in all material respects with all of the Company’s written conduct policies, including, but not limited to, the Company’s Code of Ethics.

12.Indemnification; Liability Insurance.  If you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you were an officer, director, employee, or agent of the Company, or were serving at the request of or on behalf of the Company, the Company shall indemnify and hold you harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Code of Regulations or, if greater, by the laws of the State of Tennessee, against all costs, expenses, liabilities and losses you incur in connection therewith. Such indemnification shall continue even if you have ceased to be an officer, director, employee or agent of the Company, and shall inure to the benefit of your heirs, executors and administrators. The Company shall reimburse you for all costs and expenses you incur in connection with any Proceeding within twenty (20) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering you at a level and on terms and conditions no less favorable than the Company provides its directors and senior-level officers currently (subject to any future improvement in such terms and conditions), until such time as legal or regulatory actions against you are no longer permitted by law.

13.Notices.  All notices under this Agreement must be given in writing, by personal delivery or by registered mail, return receipt requested and postage prepaid, if to you, to the address shown on this Agreement (or any other address designated in writing by you), with a copy to any other person you designate in writing, and, if to the Company, to your Reporting Senior to the address shown on this Agreement (or any other address designated in writing by the Company), with a copy, to the attention of the Company’s Chief Human Resources Officer.  Any notice given by mail shall be deemed to have been given three (3) days following such mailing.

14.Assignment.  This is an agreement for the performance of personal services by you and may not be assigned by you, without the prior written consent of the Company, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in the immediately following sentence, this Agreement shall not be assignable by

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the Company without your prior written consent. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, provided that the Company requires such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15.Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without reference to its choice of law principles.  Further, the parties agree that any matter arising out of or relating to this Agreement shall be subject to the sole and exclusive jurisdiction and venue of a state or federal court sitting in Knox County, Tennessee, and you hereby waive any objection that you might have now or hereafter with respect to jurisdiction, venue or forum.

16.No Implied Contract.  Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

17.Entire Understanding.  Except where specifically stated otherwise herein, this Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

18.Void Provisions.  If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and any unenforceability shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

19.Deductions and Withholdings.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law.

20.Section 409A of the Code.  It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code.   In particular, any expense eligible for reimbursement must be incurred, or any entitlement to a benefit must be used, during the Term (or the applicable expense reimbursement or benefit continuation period provided in this Agreement). The amount of the reimbursable expense or benefit to which you are entitled during a calendar year will not affect the amount to be provided in any other calendar year, and your right to

Cynthia L. Gibson

January 1, 2017

receive the reimbursement or benefit is not subject to liquidation or exchange for another benefit. Provided the requisite documentation is submitted, the Company will reimburse the eligible expenses on or before the last day of the calendar year following the calendar year in which the expense was incurred.  Any payments and benefits provided pursuant to paragraph 8 shall be subject to the applicable provisions regarding Section 409A of the Internal Revenue Code set forth in Section 21 of the Executive Severance Plan.

If the foregoing correctly sets forth our understanding, please sign, date and return an original executed copy to me for our records.

Sincerely yours,

SCRIPPS NETWORKS INTERACTIVE, INC.

s/ Kenneth W. Lowe

Kenneth W. Lowe

Chairman, Chief Executive Officer and President

ACCEPTED AND AGREED:

/s/ Cynthia Gibson

Cynthia Gibson

Dated:  April 24, 2017